Exhibit 3.2

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

ARTICLE I

NAME

The name of the limited liability company is DUANE READE INTERNATIONAL, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the initial registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the initial registered agent of the Company at such address is the Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation this 23rd day of July, 2009.

By:	/s/ JOSEPH C. MAGNACCA
Name:	Joseph C. Magnacca
Title:	President